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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                              EXPIRES:    SEPTEMBER 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Gillespie      Theresa            E.             Western Wireless Corporation (WWCA)         to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director       X  10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
       Western Wireless  Corporation              Number of Reporting        Month/Year          X   Officer          Other (specify
       3650 131st Avenue SE, Ste.400              Person (Voluntary)            11/1999         ----              --- below)
--------------------------------------------                              -------------------   (give title below)
                  (Street)                                                5. If Amendment,            Executive Vice President
    Belevue         WA             98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                          -------------------   (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Class A Common Stock              11/15/    M           10,000.00     A      $8.125                              D
                                  1999
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Class A Common Stock              11/15/    M           86,800.00     A      $4.527                              D
                                  1999
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Class A Common Stock              11/15/    M          129,427.00     A      $5.279                              D
                                  1999
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Class A Common Stock              11/15/    S          337,894.00     D    $54.0697        56,333.00(1)          D
                                  1999
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Class A Common Stock              11/15/    C           62,108.00     A                                          D     By Stanton &
                                  1999                                                                                 Gillespie TIC
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Class A Common Stock              11/15/    S           62,106.00     D    $54.0697             0.00             D     By Stanton &
                                  1999                                                                                 Gillespie TIC
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)    (D)     Date    Expira-    Title      Amount or
                                                                               Exer-   tion                  Number of
                                                                               cisable Date                  Shares
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Class B Common Stock           n/a        11/15/     C               62,106.00 Immed.  n/a        Class A    62,106.00
                                          1999                                                    Common
                                                                                                  Stock(2)
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Class B Common Stock           n/a                                                     n/a        Class A
                                                                                                  Common
                                                                                                  Stock(2)
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Class B Common Stock           n/a                                                     n/a        Class A
                                                                                                  Common
                                                                                                  Stock(2)
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Class B Common Stock           n/a                                                     n/a        Class A
                                                                                                  Common
                                                                                                  Stock(2)
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Stock Option - Right to Buy   $4.527      11/15/     M               86,800.00 Immed.  12/31/04   Class A    86,800.00  $4.527
                                          1999                                                    Common
                                                                                                  Stock
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Stock Option - Right to Buy   $5.279      11/15/     M              129,427.00 Immed.  7/29/05    Class A   129,427.00  $5.279
                                          1999                                                    Common
                                                                                                  Stock
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Stock Option - Right to Buy   $8.125                                           (4)     1/1/08     Class A
                                                                                                  Common
                                                                                                  Stock
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Stock Option - Right to Buy   $8.125      11/15/     M               10,000.00 Immed.  1/1/08     Class A    10,000.00  $8.125
                                          1999                                                    Common
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Class B Common Stock            3,025,668.00(3)              D                      By Stanton &
                                                                                    Gillespie TIC
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Class B Common Stock               64,437.00(3)              I                      By Family Trust
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Class B Common Stock            1,686,069.00(3)              I                      By PN Cellular, Inc.
-------------------------------------------------------------------------------------------------------
Class B Common Stock            1,274,519.00(3)              I                      By Stanton
                                                                                    Communications Corp
-------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy             0.00                 D
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Stock Option - Right to Buy             0.00                 D
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Stock Option - Right to Buy         1,052.00                 I                      By Spouse
-------------------------------------------------------------------------------------------------------
Stock Option - Right to Buy        64,155.00                 D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

1. 13,333 shares held by reporting person and 45,000 shares held by spouse, John W. Stanton, both pursuant to Restricted Stock Award.
2. Shares of Class B Common Stock are convertible, subject to the Issuer's charter, into Class A Common
   Stock, which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended.
3. Pursuant to the Company's 3.1 to 1 stock split effective May 14, 1996.
4. The option vests in 3 equal annual installments beginning on 1/1/00.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ THERESA E. GILLESPIE          12/9/99
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
  If space provided is insufficient, see Instruction 6 for procedure.             **Signature of Reporting Person    Date


Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.

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